Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Yield Optimization Notes with Contingent Protection Linked to the common stock of Aetna Inc. due November 7, 2011	$999,976.45	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of The Boeing Company due November 7, 2011	$1,249,962.80	$89.12
Yield Optimization Notes with Contingent Protection Linked to the common stock of Corning Incorporated due November 7, 2011	$1,249,989.50	$89.12
Yield Optimization Notes with Contingent Protection Linked to the common stock of CVS Caremark Corporation due November 7, 2011	$999,975.60	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of General Electric Company due November 7, 2011	$1,249,985.55	$89.12
Yield Optimization Notes with Contingent Protection Linked to the common stock of Hewlett-Packard Company due November 7, 2011	$999,959.66	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of Intel Corporation due November 7, 2011	$999,989.98	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of International Paper Company due November 7, 2011	$1,249,983.80	$89.12
Yield Optimization Notes with Contingent Protection Linked to the common stock of JPMorgan Chase & Co. due November 7, 2011	$999,974.66	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of MetLife, Inc. due November 7, 2011	$999,999.00	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of Microsoft Corporation due November 7, 2011	$999,979.75	$71.30
Yield Optimization Notes with Contingent Protection Linked to the common stock of United States Steel Corporation due November 7, 2011	$999,999.00	$71.30
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated January 14, 2009)

UBS AG Yield Optimization Notes with Contingent Protection

UBS AG $999,976.45 Notes linked to the common stock of Aetna Inc. due November 7, 2011
UBS AG $1,249,962.80 Notes linked to the common stock of The Boeing Company due November 7, 2011
UBS AG $1,249,989.50 Notes linked to the common stock of Corning Incorporated due November 7, 2011
UBS AG $999,975.60 Notes linked to the common stock of CVS Caremark Corporation due November 7, 2011
UBS AG $1,249,985.55 Notes linked to the common stock of General Electric Company due November 7, 2011
UBS AG $999,959.66 Notes linked to the common stock of Hewlett-Packard Company due November 7, 2011
UBS AG $999,989.98 Notes linked to the common stock of Intel Corporation due November 7, 2011
UBS AG $1,249,983.80 Notes linked to the common stock of International Paper Company due November 7, 2011
UBS AG $999,974.66 Notes linked to the common stock of JPMorgan Chase & Co. due November 7, 2011
UBS AG $999,999.00 Notes linked to the common stock of MetLife, Inc. due November 7, 2011
UBS AG $999,979.75 Notes linked to the common stock of Microsoft Corporation due November 7, 2011
UBS AG $999,999.00 Notes linked to the common stock of United States Steel Corporation due November 7, 2011

Investment Description

UBS AG Yield Optimization Notes with Contingent Protection (the “Notes”) are senior unsecured debt obligations issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock (subject to adjustments in the case of certain corporate events described in the accompanying YONCP product supplement under “General Terms of the Notes — Antidilution Adjustments”) for each of your Notes if the closing price of the underlying stock on the final valuation date (the “final price”) is below the specified trigger price. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Notes until maturity. Any payment on the Notes, including any contingent protection feature, is subject to the creditworthiness of UBS.

Features
☐	Income: Regardless of the performance of the underlying stock, the Notes will pay coupons designed to compensate you for the possibility that you could lose some or all of your principal.
☐	Tactical Investment Opportunity: If you believe the underlying stock will trend sideways over the term of the Notes — moving neither positively by more than the coupon paid on the Notes nor negatively by more than the amount of contingent protection — the Notes may provide improved performance compared to a direct investment in the underlying stock.
☐	Contingent Protection Feature: If you hold the Notes to maturity and the price of the underlying stock does not close below the trigger price on the final valuation date, you will receive 100% of your principal, subject to the creditworthiness of UBS AG, and you will not participate in any appreciation of the underlying stock. If you hold the Notes to maturity and the price of the underlying stock closes below the trigger price on the final valuation date, you will receive one share of the underlying stock for each of your Notes, which in all likelihood will be worth less than your principal and may have no value at all.

Key Dates

Trade Date	November 1, 2010
Settlement Date	November 4, 2010
Final Valuation Date*	November 1, 2011
Maturity Date*	November 7, 2011
*	Subject to postponement in the event of a market disruption event, as described in the YONCP product supplement.
Note Offerings

These terms relate to twelve separate Notes we are offering. Each of the twelve Notes is linked to the common stock of a different company, and each of the twelve Notes has a different coupon rate, initial price and trigger price. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per Annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Aetna Inc.	8.59%	$29.81	$23.85, which is 80% of Initial Price	90267F683	US90267F6833
Common stock of The Boeing Company	9.72%	$70.48	$56.38, which is 80% of Initial Price	90267F691	US90267F6916
Common stock of Corning Incorporated	10.67%	$18.50	$14.80, which is 80% of Initial Price	90267F709	US90267F7096
Common stock of CVS Caremark Corporation	7.73%	$29.90	$23.92, which is 80% of Initial Price	90267F717	US90267F7179
Common stock of General Electric Company	8.85%	$15.95	$12.76, which is 80% of Initial Price	90267F725	US90267F7252
Common stock of Hewlett-Packard Company	7.63%	$42.49	$33.99, which is 80% of Initial Price	90267F733	US90267F7336
Common stock of Intel Corporation	8.10%	$20.57	$16.46, which is 80% of Initial Price	90267F741	US90267F7419
Common stock of International Paper Company	10.86%	$25.09	$17.56, which is 70% of Initial Price	90267F758	US90267F7583
Common stock of JPMorgan Chase & Co.	9.18%	$37.42	$29.94, which is 80% of Initial Price	90267F766	US90267F7666
Common stock of MetLife, Inc.	8.47%	$39.96	$29.97, which is 75% of Initial Price	90267F774	US90267F7740
Common stock of Microsoft Corporation	7.23%	$26.95	$21.56, which is 80% of Initial Price	90267F782	US90267F7823
Common stock of United States Steel Corporation	10.34%	$43.29	$30.30, which is 70% of Initial Price	90267F790	US90267F7906
*	Paid monthly in arrears in 12 equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the YONCP product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 7 and the more detailed “Risk Factors” beginning on page PS-10 of the YONCP product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they will in all likelihood be worth less than your principal and may have no value at all.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying YONCP product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security*	Total	Per Security	Total	Per Security**
Aetna Inc.	$999,976.45	$29.81	$16,999.60	1.70%	$982,976.85	$29.30
The Boeing Company	$1,249,962.80	$70.48	$21,249.37	1.70%	$1,228,713.43	$69.28
Corning Incorporated	$1,249,989.50	$18.50	$21,249.82	1.70%	$1,228,739.68	$18.19
CVS Caremark Corporation	$999,975.60	$29.90	$16,999.59	1.70%	$982,976.01	$29.39
General Electric Company	$1,249,985.55	$15.95	$21,249.75	1.70%	$1,228,735.80	$15.68
Hewlett-Packard Company	$999,959.66	$42.49	$16,999.31	1.70%	$982,960.35	$41.77
Intel Corporation	$999,989.98	$20.57	$16,999.83	1.70%	$982,990.15	$20.22
International Paper Company	$1,249,983.80	$25.09	$21,249.72	1.70%	$1,228,734.08	$24.66
JPMorgan Chase & Co.	$999,974.66	$37.42	$16,999.57	1.70%	$982,975.09	$36.78
MetLife, Inc.	$999,999.00	$39.96	$16,999.98	1.70%	$982,999.02	$39.28
Microsoft Corporation	$999,979.75	$26.95	$16,999.66	1.70%	$982,980.09	$26.49
United States Steel Corporation	$999,999.00	$43.29	$16,999.98	1.70%	$982,999.02	$42.55
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 98.30% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated November 1, 2010

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	YONCP product supplement dated January 14, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000139340109000079/v137052_690302-424b2.htm

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to twelve different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated January 14, 2009, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 13, 2009.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	12 months
Coupon Payment	Coupon paid in arrears in twelve equal monthly installments based on the coupon per annum, regardless of the performance of the underlying stock. The coupon per annum for Notes linked to the common stock of Aetna Inc. is 8.59%. The coupon per annum for Notes linked to the common stock of The Boeing Company is 9.72%. The coupon per annum for Notes linked to the common stock of Corning Incorporated is 10.67%. The coupon per annum for Notes linked to the common stock of CVS Caremark Corporation is 7.73%. The coupon per annum for Notes linked to the common stock of General Electric Company is 8.85%. The coupon per annum for Notes linked to the common stock of Hewlett-Packard Company is 7.63%. The coupon per annum for Notes linked to the common stock of Intel Corporation is 8.10%. The coupon per annum for Notes linked to the common stock of International Paper Company is 10.86%. The coupon per annum for Notes linked to the common stock of JPMorgan Chase & Co. is 9.18%. The coupon per annum for Notes linked to the common stock of MetLife, Inc. is 8.47%. The coupon per annum for Notes linked to the common stock of Microsoft Corporation is 7.23%. The coupon per annum for Notes linked to the common stock of United States Steel Corporation is 10.34%.
1st Installment through 12th Installment	For Notes linked to the common stock of Aetna Inc.: $0.2134. For Notes linked to the common stock of The Boeing Company: $0.5709. For Notes linked to the common stock of Corning Incorporated: $0.1645. For Notes linked to the common stock of CVS Caremark Corporation: $0.1926. For Notes linked to the common stock of General Electric Company: $0.1176. For Notes linked to the common stock of Hewlett-Packard Company: $0.2702. For Notes linked to the common stock of Intel Corporation: $0.1388. For Notes linked to the common stock of International Paper Company: $0.2271. For Notes linked to the common stock of JPMorgan Chase & Co.: $0.2863. For Notes linked to the common stock of MetLife, Inc.: $0.2821. For Notes linked to the common stock of Microsoft Corporation: $0.1624. For Notes linked to the common stock of United States Steel Corporation: $0.3730.
Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.

Payment at Maturity (per Note)	➢ If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.(1)
➢ If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.
The principal protection on your Notes is contingent. You may receive shares at maturity that will in all likelihood be worth less than your principal or may have no value at all.
Closing Price	On any trading day, the last reported sale price of the underlying stock on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date.
Determining Payment at Maturity for Each Offering of the Notes

You will receive at maturity one share of the underlying stock for each Note you own (subject to adjustments in the case of certain corporate events, as described in the accompanying YONCP product supplement and this pricing supplement).(2)

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.

The principal protection on your Notes is contingent. If the final price of the underlying stock is below the trigger price, the shares you may receive at maturity will in all likelihood be worth less than your principal or may have no value at all.

(1)	Any payment on the Notes, including any contingent protection is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Notes.
(2)	If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the underlying stock at maturity that will in all likelihood be worth less than your principal or may have no value at all; meaning you may lose some or all of your principal.
♦	You believe the market price of the underlying stock is not likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is not likely to be below the trigger price.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the underlying stock.
♦	You are willing to invest in the Notes based on the stated coupon rate per annum.
♦	You are willing to hold the Notes to maturity, a term of 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment that is fully principal protected.
♦	You are not willing to receive shares of the underlying stock at maturity.
♦	You believe the market price of the underlying stock is likely to appreciate by more than the sum of the coupons paid on the applicable Note.
♦	You believe the final price of the underlying stock is likely to be below the trigger price.
♦	You are not willing to accept the risks of owning equities in general and the underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity, a term of 12 months.
♦	You seek an investment for which there will be an active secondary market.
♦	You are not willing or are unable to assume the credit risk associated with UBS, as Issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

December 6, 2010	June 6, 2011
January 6, 2011	July 6, 2011
February 7, 2011	August 8, 2011
March 7, 2011	September 6, 2011
April 6, 2011	October 6, 2011
May 6, 2011	November 7, 2011

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component —  Because the Notes have a term greater than one year, amounts treated as interest on the debt component would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
Common stock of Aetna Inc.	8.59%	0.68%	7.91%
Common stock of The Boeing Company	9.72%	0.68%	9.04%
Common stock of Corning Incorporated	10.67%	0.68%	9.99%
Common stock of CVS Caremark Corporation	7.73%	0.68%	7.05%
Common stock of General Electric Company	8.85%	0.68%	8.17%
Hewlett-Packard Company	7.63%	0.68%	6.95%
Intel Corporation	8.10%	0.68%	7.42%
International Paper Company	10.86%	0.68%	10.18%
JPMorgan Chase & Co.	9.18%	0.68%	8.50%
MetLife, Inc.	8.47%	0.68%	7.79%
Microsoft Corporation	7.23%	0.68%	6.55%
United States Steel Corporation	10.34%	0.68%	9.66%

Upon sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Debt Portion, any gain or loss recognized with respect to the Debt Portion would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the Note for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in “Supplement U.S. Tax Considerations” beginning on page PS-38 for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss of contingent protection — Your principal will be protected only if the final price of the underlying stock is not below the trigger price and the Notes are held to maturity. If the final price of the underlying stock is below the trigger price, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The amount you receive on the Notes at maturity will exceed their stated principal amount only in limited circumstances — Even though you will be subject to the risk of a decline in the price of the underlying stock, you will generally not participate in any appreciation in the price of the underlying stock. Your return on the Notes at maturity will not exceed the coupon payable on the Notes except for the situation in which (i) the final price of the underlying stock is less than the trigger price (and, therefore, you receive shares instead of cash at maturity) and (ii) the market price of the underlying stock at maturity is greater than the initial price. Such an increase in price is not likely to occur.
♦	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public; and as a result, you may suffer substantial losses.
♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	Credit of UBS — The Notes are senior unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive the contingent protection or any other amounts owed to you under the terms of the Notes.
♦	Contingent protection of your initial investment applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, you may have to sell them at a discount, and your initial investment will not be protected.
♦	Your contingent protection may terminate on the final valuation date — If the final price is greater than or equal to the trigger price, your initial investment in the Notes will be protected, subject to the creditworthiness of UBS. We refer to this feature as contingent protection. However, if the final price is less than the trigger price, at maturity you will (i) receive one share of the underlying stock instead of your cash principal for each Note that you own and (ii) be fully exposed to any depreciation in the price of the underlying stock. Under these circumstances, your initial investment will be reduced by 1% for every 1% that the price of the underlying stock on the maturity date is less than the initial price.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock of another company and not the underlying stock — Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-25 of the YONCP product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity you will receive an amount in cash equal to your principal amount unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-38 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon per annum**:	10.00% (or $0.3333 per monthly period)
Initial price of the underlying stock:	$40.00 per share
Trigger price:	$30.00 (75% of the initial price)
Principal amount:	$40.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Scenario #1: The final price of the underlying stock is not below the trigger price of $30.00.

Since the final price of the underlying stock is not below the trigger price of $30.00, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 10.00%.

If the closing price of the underlying stock on the final valuation date is $40.00 (no change in the price of the underlying stock):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $52.00 (an increase of 30%):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $34.00 (a decline of 15%):

Payment at Maturity:	$40.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$44.00
Total Return on the Notes:	10.00%

In this example, the total return on the Notes is 10.00% while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $30.00.

Since the final price of the underlying stock is below the trigger price of $30.00, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $18.00 (a decline of 55%):

Value of share received:	$18.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$22.00
Total Return on the Notes:	-45.00%

In this example, the total return on the Notes is a loss of 45.00% while the total return on the underlying stock is a loss of 54.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $28.00 (a decline of 30%):

Value of share received:	$28.00
Coupons:	$4.00	($0.3333 × 12 = $4.00)
Total:	$32.00
Total Return on the Notes:	-20.00%

In this example, the total return on the Notes is a loss of 20.00% while the total return on the underlying stock is a loss of 29.00% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	12 months
Coupon per annum**:	10.00% (or $0.3333 per monthly period)
Initial price:	$40.00 per share
Trigger price:	$30.00 (75% of the initial price)
Principal amount:	$40.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%
*	Amounts here have been rounded for ease of analysis. The actual terms for each Note are specified on the first page of this pricing supplement.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes.

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(7)(9)
$60.00	50.00%	51.00%	$44.00	10.00%	n/a	n/a
$58.00	45.00%	46.00%	$44.00	10.00%	n/a	n/a
$56.00	40.00%	41.00%	$44.00	10.00%	n/a	n/a
$54.00	35.00%	36.00%	$44.00	10.00%	n/a	n/a
$52.00	30.00%	31.00%	$44.00	10.00%	n/a	n/a
$50.00	25.00%	26.00%	$44.00	10.00%	n/a	n/a
$48.00	20.00%	21.00%	$44.00	10.00%	n/a	n/a
$46.00	15.00%	16.00%	$44.00	10.00%	n/a	n/a
$44.00	10.00%	11.00%	$44.00	10.00%	n/a	n/a
$42.00	5.00%	6.00%	$44.00	10.00%	n/a	n/a
$40.00	0.00%	1.00%	$44.00	10.00%	n/a	n/a
$38.00	-5.00%	-4.00%	$44.00	10.00%	n/a	n/a
$36.00	-10.00%	-9.00%	$44.00	10.00%	n/a	n/a
$34.00	-15.00%	-14.00%	$44.00	10.00%	n/a	n/a
$32.00	-20.00%	-19.00%	$44.00	10.00%	n/a	n/a
$30.00	-25.00%	-24.00%	$44.00	10.00%	n/a	n/a
$28.00	-30.00%	-29.00%	n/a	n/a	$32.00	-20.00%
$26.00	-35.00%	-34.00%	n/a	n/a	$30.00	-25.00%
$24.00	-40.00%	-39.00%	n/a	n/a	$28.00	-30.00%
$22.00	-45.00%	-44.00%	n/a	n/a	$26.00	-35.00%
$20.00	-50.00%	-49.00%	n/a	n/a	$24.00	-40.00%
$18.00	-55.00%	-54.00%	n/a	n/a	$22.00	-45.00%
(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.
(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.
(3)	If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.
(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.
(5)	The total return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.
(6)	Payment consists of the principal amount plus coupon payments of 10.00% per annum.
(7)	The total return on the Notes at maturity includes coupon payments of 10.00% per annum.
(8)	Payment consists of one share of the underlying stock plus coupon payments of 10.00% per annum.
(9)	If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the total return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009, and the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Aetna Inc.

According to publicly available information, Aetna Inc. (“Aetna”) is a diversified healthcare benefits company. Aetna offers a range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, and medical management capabilities and health care management services for Medicaid plans. Aetna’s operations are conducted in three business segments: Health Care, Group Insurance and Large Case Pensions. Health Care products consist of medical, pharmacy benefits management, dental, behavioral health and vision plans offered on both an insured basis and an employer-funded, or administrative, basis. Group Insurance products consist of Life Insurance Products, Disability Insurance Products and Long-Term Care Insurance Products. Large Case Pensions manages a variety of retirement products primarily for tax qualified pension plans. In addition, in November 2009, Aetna acquired Horizon Behavioral Services, LLC. Information filed by Aetna with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16095, or its CIK Code: 0001122304. Aetna’s website is http://www.aetna.com. Aetna’s common stock is listed on the New York Stock Exchange under the ticker symbol “AET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Aetna’s common stock, based on daily closing prices on the primary exchange for Aetna, as reported by Bloomberg. Aetna’s closing price on November 1, 2010 was $29.81. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$52.32	$44.54	$49.14
4/3/2006	6/30/2006	$49.33	$36.93	$39.93
7/3/2006	9/29/2006	$41.26	$30.99	$39.55
10/2/2006	12/29/2006	$43.71	$38.53	$43.18
1/3/2007	3/30/2007	$46.32	$40.89	$43.79
4/2/2007	6/29/2007	$53.27	$44.19	$49.40
7/2/2007	9/28/2007	$54.27	$46.95	$54.27
10/1/2007	12/31/2007	$59.76	$52.85	$57.73
1/2/2008	3/31/2008	$59.19	$42.09	$42.09
4/1/2008	6/30/2008	$47.49	$39.59	$40.53
7/1/2008	9/30/2008	$44.11	$34.41	$36.11
10/1/2008	12/31/2008	$37.43	$17.68	$28.50
1/2/2009	3/31/2009	$34.52	$18.99	$24.33
4/1/2009	6/30/2009	$27.72	$21.88	$25.05
7/1/2009	9/30/2009	$31.16	$24.05	$27.83
10/1/2009	12/31/2009	$34.04	$25.22	$31.70
1/4/2010	3/31/2010	$35.38	$28.63	$35.11
4/1/2010	6/30/2010	$35.17	$26.38	$26.38
7/1/2010	9/30/2010	$31.61	$25.99	$31.61
10/1/2010*	11/1/2010*	$31.99	$29.81	$29.81
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Aetna’s common stock from December 12, 2000 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $23.85, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

The Boeing Company

According to publicly available information, The Boeing Company (“Boeing”) is involved in the design, development, manufacture, sale and support of commercial jetliners, military aircraft, satellites, missile defense, human space flight and launch systems and services. Boeing operates three principal businesses: Commercial Airplanes; Boeing Defense, Space & Security; and Boeing Capital Corporation. Boeing's Commercial Airplanes business develops, produces and markets commercial jet aircraft and provides related support services, principally to the commercial airline industry worldwide. The Boeing Defense, Space & Security business principally involve research, development, production, modification and support of the following products and related systems: global strike systems, including fighters, bombers, weapons and unmanned systems; global mobility systems, including transport and tanker aircraft; rotorcraft systems, including transport, combat and tilt-rotor aircraft; airborne surveillance and reconnaissance aircraft, including command and control, battle management and airborne anti-submarine aircraft; network and tactical systems, including information and battle management systems; intelligence and security systems; missile defense systems; space and intelligence systems, including satellites and commercial satellite launching vehicles; and space exploration. The Boeing Capital Corporation business facilitates, arranges, structures and provides selective financing solutions for Boeing's commercial airplane customers. Boeing engages in other business involving engineering, operations and technology, and intercompany items. Information filed by Boeing with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00442, or its CIK Code: 0000012927. Boeing’s website is http://www.boeing.com. Boeing’s common stock is listed on the New York Stock Exchange under the ticker symbol “BA.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Boeing’s common stock, based on daily closing prices on the primary exchange for Boeing, as reported by Bloomberg. Boeing’s closing price on November 1, 2010 was $70.48. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$79.18	$66.49	$77.93
4/3/2006	6/30/2006	$88.94	$76.98	$81.91
7/3/2006	9/29/2006	$83.75	$72.80	$78.85
10/2/2006	12/29/2006	$91.10	$79.14	$88.84
1/3/2007	3/30/2007	$91.71	$85.43	$88.91
4/2/2007	6/29/2007	$100.59	$88.83	$96.16
7/2/2007	9/28/2007	$107.23	$92.74	$104.99
10/1/2007	12/31/2007	$106.65	$86.62	$87.46
1/2/2008	3/31/2008	$86.98	$72.45	$74.37
4/1/2008	6/30/2008	$87.07	$65.72	$65.72
7/1/2008	9/30/2008	$69.26	$55.47	$57.35
10/1/2008	12/31/2008	$56.62	$37.11	$42.67
1/2/2009	3/31/2009	$46.31	$29.36	$35.58
4/1/2009	6/30/2009	$52.83	$35.44	$42.50
7/1/2009	9/30/2009	$54.62	$39.04	$54.15
10/1/2009	12/31/2009	$56.05	$47.22	$54.13
1/4/2010	3/31/2010	$74.11	$56.18	$72.61
4/1/2010	6/30/2010	$75.59	$60.11	$62.75
7/1/2010	9/30/2010	$69.69	$60.76	$66.54
10/1/2010*	11/1/2010*	$71.66	$66.33	$70.48
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Boeing’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $56.38, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Corning Incorporated

According to publicly available information, Corning Incorporated (“Corning”) is a technology-based corporation that operates in five reportable business segments: Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences. Corning’s Display Technologies segment manufactures glass substrates for matrix liquid crystal displays, that are used primarily in notebook computers, flat panel desktop monitors and LCD televisions. The Telecommunications segment produces optical fiber and cable, and hardware and equipment products for the worldwide telecommunications industry. Corning’s Environmental Technologies produces ceramic technologies for emissions and pollution control in mobile and stationary applications worldwide, including automotive and diesel substrate and filter products. The Specialty Materials segment manufactures products that provide more than 150 material formulations for glass, glass ceramics and fluoride crystals. Corning’s Life Sciences segment collaborates with researchers seeking new approaches in the drug discovery process. Corning manufactures and processes products at approximately 60 plants in 13 countries. Its subsidiaries include Corning Cable Systems LLC, Corning Cable Systems Polska Sp. z o.o, Axygen BioScience, Inc and Corsam Technologies LLC. In September 2009, Corning acquired Axygen BioScience, Inc. Information filed by Corning with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03247, or its CIK Code: 0000024741. Corning’s website is http://www.corning.com. Corning’s common stock is listed on the New York Stock Exchange under the ticker symbol “GLW.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Corning’s common stock, based on daily closing prices on the primary exchange for Corning as reported by Bloomberg. Corning’s closing price on November 1, 2010 was $18.50. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$27.98	$20.05	$26.91
4/3/2006	6/30/2006	$29.09	$20.88	$24.19
7/3/2006	9/29/2006	$24.73	$17.82	$24.41
10/2/2006	12/29/2006	$25.20	$18.71	$18.71
1/3/2007	3/30/2007	$23.12	$18.46	$22.74
4/2/2007	6/29/2007	$26.34	$22.72	$25.55
7/2/2007	9/28/2007	$27.22	$22.46	$24.65
10/1/2007	12/31/2007	$26.29	$21.31	$23.99
1/2/2008	3/31/2008	$25.14	$21.31	$24.04
4/1/2008	6/30/2008	$27.77	$23.05	$23.05
7/1/2008	9/30/2008	$22.60	$14.51	$15.64
10/1/2008	12/31/2008	$15.30	$7.82	$9.53
1/2/2009	3/31/2009	$14.23	$9.13	$13.27
4/1/2009	6/30/2009	$16.37	$13.46	$16.06
7/1/2009	9/30/2009	$17.00	$14.22	$15.31
10/1/2009	12/31/2009	$19.34	$14.52	$19.31
1/4/2010	3/31/2010	$20.49	$17.21	$20.21
4/1/2010	6/30/2010	$20.92	$16.00	$16.15
7/1/2010	9/30/2010	$19.24	$15.68	$18.28
10/1/2010*	11/1/2010*	$18.86	$17.92	$18.50
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Corning’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $14.80, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

CVS Caremark Corporation

According to publicly available information, CVS Caremark Corporation (“CVS”) is a health care provider in the United States. It is a fully-integrated pharmacy services company which operates through its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; approximately 7,000 CVS/pharmacy retail stores; retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. CVS operates in two business segments: Pharmacy Services segment and Retail Pharmacy segment. The Pharmacy Services segment provides a range of prescription benefit management services, including mail order pharmacy services, specialty pharmacy services, plan design and administration, formulary management and claims processing. Its customers are primarily employers, insurance companies, unions, government employee groups, managed care organizations and other sponsors of health benefit plans and individuals throughout the United States. As of December 31, 2009, the Retail Pharmacy Segment included 7,025 retail drugstores, of which 6,964 operated a pharmacy, its online retail Website, CVS.com and its retail health care clinics. The retail drugstores are located in 41 states and the District of Columbia operating primarily under the CVS/pharmacy. CVS competes with Medco Health Solutions, Inc., Express Scripts, Inc., UnitedHealthcare, Aetna, Inc. and CIGNA Corporation. Information filed by CVS with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01011, or its CIK Code: 0000064803. CVS’s website is http://www.cvscaremark.com. CVS’s common stock is listed on the New York Stock Exchange under the ticker symbol “CVS.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for CVS’s common stock, based on daily closing prices on the primary exchange for CVS, as reported by Bloomberg. CVS’s closing price on November 1, 2010 was $29.90. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$30.57	$26.35	$29.87
4/3/2006	6/30/2006	$31.25	$27.69	$30.70
7/3/2006	9/29/2006	$35.95	$30.10	$32.12
10/2/2006	12/29/2006	$32.15	$27.19	$30.91
1/3/2007	3/30/2007	$34.67	$30.79	$34.14
4/2/2007	6/29/2007	$39.08	$34.29	$36.45
7/2/2007	9/28/2007	$39.63	$35.12	$39.63
10/1/2007	12/31/2007	$42.25	$37.15	$39.75
1/2/2008	3/31/2008	$41.25	$35.49	$40.51
4/1/2008	6/30/2008	$44.12	$39.48	$39.57
7/1/2008	9/30/2008	$39.20	$32.67	$33.66
10/1/2008	12/31/2008	$33.77	$24.42	$28.74
1/2/2009	3/31/2009	$29.80	$23.98	$27.49
4/1/2009	6/30/2009	$32.98	$28.10	$31.87
7/1/2009	9/30/2009	$37.52	$30.68	$35.74
10/1/2009	12/31/2009	$38.01	$28.87	$32.21
1/4/2010	3/31/2010	$37.07	$31.07	$36.56
4/1/2010	6/30/2010	$37.37	$29.32	$29.32
7/1/2010	9/30/2010	$31.54	$27.00	$31.47
10/1/2010*	11/1/2010*	$32.41	$29.90	$29.90
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of CVS’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $23.92, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

General Electric Company

According to publicly available information, General Electric Company (“General Electric”) is a diversified technology, media and financial services company. General Electric’s products and services include aircraft engines, power generation, water processing, security technology, medical imaging, business and consumer financing, media content and industrial products. General Electric serves customers in more than 100 countries. General Electric operates through five segments: Energy Infrastructure, Technology Infrastructure, NBC Universal (NBCU), Capital Finance and Consumer & Industrial. In March 2009, Teleflex Incorporated completed the sale of its 51% share of Airfoil Technologies International - Singapore Pte. Ltd., to General Electric. In September 2009, General Electric sold its 81% interest in Homeland Protection business to Safran SA. In September 2009, General Electric acquired ScanWind. In September 2009, Moog Inc. completed the acquisition of General Electric’s GE Aviation Systems’ flight control actuation business. In November 2009, GE Aviation acquired Naverus, Inc. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on daily closing prices on the primary exchange for General Electric, as reported by Bloomberg. General Electric’s closing price on November 1, 2010 was $15.95. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$35.48	$32.31	$34.78
4/3/2006	6/30/2006	$35.16	$32.88	$32.96
7/3/2006	9/29/2006	$35.48	$32.11	$35.30
10/2/2006	12/29/2006	$38.15	$34.71	$37.21
1/3/2007	3/30/2007	$38.11	$34.09	$35.36
4/2/2007	6/29/2007	$39.29	$34.76	$38.28
7/2/2007	9/28/2007	$41.77	$36.90	$41.40
10/1/2007	12/31/2007	$42.12	$36.25	$37.07
1/2/2008	3/31/2008	$37.49	$31.70	$37.01
4/1/2008	6/30/2008	$38.43	$26.26	$26.69
7/1/2008	9/30/2008	$29.95	$23.10	$25.50
10/1/2008	12/31/2008	$24.50	$12.84	$16.20
1/2/2009	3/31/2009	$17.07	$6.66	$10.11
4/1/2009	6/30/2009	$14.53	$10.17	$11.72
7/1/2009	9/30/2009	$17.01	$10.71	$16.42
10/1/2009	12/31/2009	$16.84	$14.19	$15.13
1/4/2010	3/31/2010	$18.45	$15.45	$18.20
4/1/2010	6/30/2010	$19.50	$14.42	$14.42
7/1/2010	9/30/2010	$16.66	$13.88	$16.25
10/1/2010*	11/1/2010*	$17.28	$15.95	$15.95
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of General Electric’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $12.76, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Hewlett-Packard Company

According to publicly available information, Hewlett-Packard Company (“Hewlett-Packard”) is a global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors. Hewlett Packard’s offerings span multi-vendor customer services, including infrastructure technology and business process outsourcing, technology support and maintenance, application development and support services, and consulting and integration services; enterprise information technology infrastructure, including enterprise storage and server technology, networking products and resources, and software that optimizes business technology investments; personal computing and other access devices, and imaging and printing-related products and services. In April 2010, Hewlett Packard completed its acquisition of 3Com Corporation. In July 2010, Hewlett-Packard acquired Palm Inc. Hewlett Packard competes primarily with International Business Machines Corporation, EMC Corporation, Network Appliance, Inc., Dell, Inc., IBM Global Services, Computer Sciences Corporation, Accenture Ltd., Fujitsu, Wipro Ltd. and Infosys Technologies Ltd. Information filed by Hewlett-Packard with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-04423, or its CIK Code: 0000047217. Hewlett-Packard’s website is http://www.hp.com. Hewlett-Packard’s common stock is listed on the New York Stock Exchange under the ticker symbol “HPQ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Hewlett-Packard’s common stock, based on daily closing prices on the primary exchange for Hewlett Packard, as reported by Bloomberg. Hewlett-Packard’s closing price on November 1, 2010 was $42.49. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$34.19	$28.77	$32.90
4/3/2006	6/30/2006	$34.36	$29.79	$31.68
7/3/2006	9/29/2006	$36.92	$30.52	$36.69
10/2/2006	12/29/2006	$41.60	$37.42	$41.19
1/3/2007	3/30/2007	$43.53	$38.67	$40.14
4/2/2007	6/29/2007	$46.03	$40.31	$44.62
7/2/2007	9/28/2007	$50.98	$44.94	$49.79
10/1/2007	12/31/2007	$53.41	$47.54	$50.48
1/2/2008	3/31/2008	$49.65	$40.50	$45.66
4/1/2008	6/30/2008	$49.13	$44.21	$44.21
7/1/2008	9/30/2008	$48.41	$41.45	$46.24
10/1/2008	12/31/2008	$44.97	$29.34	$36.29
1/2/2009	3/31/2009	$39.31	$25.53	$32.06
4/1/2009	6/30/2009	$38.98	$32.88	$38.65
7/1/2009	9/30/2009	$47.88	$36.84	$47.21
10/1/2009	12/31/2009	$52.93	$45.28	$51.51
1/4/2010	3/31/2010	$53.50	$47.03	$53.15
4/1/2010	6/30/2010	$54.52	$43.28	$43.28
7/1/2010	9/30/2010	$47.57	$38.00	$42.07
10/1/2010*	11/1/2010*	$43.32	$40.64	$42.49
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of Hewlett-Packard’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $33.99, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) is a semiconductor chip maker, developing advanced integrated digital technology products, primarily integrated circuits, for industries, such as computing and communications. It operates in nine operating segments: PC Client Group, Data Center Group, Embedded and Communications Group, Digital Home Group, Ultra-Mobility Group, NAND Solutions Group, Wind River Software Group, Software and Services Group and Digital Health Group. The PC Client Group offers microprocessors and related chipsets designed for the notebook, netbook, and desktop market segments. The Data Center Group offers products that are incorporated into servers, storage, workstations, and other products. The Embedded and Communications Group offers microprocessors, including Intel Atom processors, and chipsets for a number of embedded applications. The Digital Home Group offers products for use in consumer electronics devices. The Ultra-Mobility Group offers Intel Atom processors and related chipsets. The NAND Solutions Group offers NAND flash memory products primarily used in portable memory storage devices. The Wind River Software Group develops and licenses device software optimization products. The Software and Services Group delivers software products and services. Digital Health Group delivers technology-enabled products. During the fiscal year ended December 26, 2009, it acquired Wind River Systems, Inc. Information filed by Intel with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is http://www.intel.com. Intel’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Intel’s common stock, based on daily closing prices on the primary exchange for Intel, as reported by Bloomberg. Intel’s closing price on November 1, 2010 was $20.57. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$26.47	$19.46	$19.46
4/3/2006	6/30/2006	$20.16	$16.86	$18.95
7/3/2006	9/29/2006	$20.79	$17.14	$20.57
10/2/2006	12/29/2006	$22.33	$20.08	$20.25
1/3/2007	3/30/2007	$22.30	$18.86	$19.13
4/2/2007	6/29/2007	$24.28	$19.13	$23.76
7/2/2007	9/28/2007	$26.27	$23.10	$25.86
10/1/2007	12/31/2007	$27.98	$24.36	$26.66
1/2/2008	3/31/2008	$25.35	$18.61	$21.18
4/1/2008	6/30/2008	$25.00	$20.69	$21.48
7/1/2008	9/30/2008	$24.52	$17.27	$18.73
10/1/2008	12/31/2008	$18.52	$12.23	$14.66
1/2/2009	3/31/2009	$15.82	$12.08	$15.05
4/1/2009	6/30/2009	$16.64	$15.00	$16.55
7/1/2009	9/30/2009	$20.32	$15.94	$19.57
10/1/2009	12/31/2009	$20.83	$18.50	$20.40
1/4/2010	3/31/2010	$22.68	$19.01	$22.26
4/1/2010	6/30/2010	$24.21	$19.45	$19.45
7/1/2010	9/30/2010	$21.78	$17.72	$19.23
10/1/2010*	11/1/2010*	$20.57	$18.87	$20.57
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of Intel’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $16.46, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

International Paper Company

According to publicly available information, International Paper Company (“International Paper”) a global paper and packaging company. It is complemented by the North American merchant distribution system, with primary markets and manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. International Paper operates in six business segments: Industrial Packaging, Printing Papers, Consumer Packaging, Distribution, Forest Products and Specialty Businesses and Other. The wholly owned subsidiary of International Paper is International Paper Investments (Luxembourg) S.a.r.l. On August 4, 2008, International Paper completed the acquisition of the assets of Weyerhaeuser Company’s containerboard, packaging and recycling business. Information filed by International Paper with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03157, or its CIK Code: 0000051434. International Paper’s website is http://www.internationalpaper.com. International Paper’s common stock is listed on the New York Stock Exchange under the ticker symbol “IP.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for International Paper’s common stock, based on daily closing prices on the primary exchange for International Paper, as reported by Bloomberg. International Paper’s closing price on November 1, 2010 was $25.09. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$35.92	$32.24	$34.57
4/3/2006	6/30/2006	$37.61	$30.80	$32.30
7/3/2006	9/29/2006	$35.65	$31.67	$34.63
10/2/2006	12/29/2006	$35.60	$31.92	$34.10
1/3/2007	3/30/2007	$37.78	$32.84	$36.40
4/2/2007	6/29/2007	$39.88	$36.58	$39.05
7/2/2007	9/28/2007	$41.46	$31.88	$35.87
10/1/2007	12/31/2007	$37.06	$31.66	$32.38
1/2/2008	3/31/2008	$33.50	$26.68	$27.20
4/1/2008	6/30/2008	$29.10	$23.30	$23.30
7/1/2008	9/30/2008	$30.59	$22.00	$26.18
10/1/2008	12/31/2008	$26.06	$10.36	$11.80
1/2/2009	3/31/2009	$12.52	$4.09	$7.04
4/1/2009	6/30/2009	$15.81	$6.86	$15.13
7/1/2009	9/30/2009	$25.12	$13.99	$22.23
10/1/2009	12/31/2009	$27.66	$21.35	$26.78
1/4/2010	3/31/2010	$28.14	$22.15	$24.61
4/1/2010	6/30/2010	$28.63	$21.08	$22.63
7/1/2010	9/30/2010	$25.50	$19.88	$21.75
10/1/2010*	11/1/2010*	$25.28	$21.52	$25.09
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of International Paper’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $17.56, which is equal to 70% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

JPMorgan Chase & Co.

According to publicly available information, JPMorgan Chase & Co. (“JPMorgan”) is a financial holding company. JPMorgan’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with United States branches in 23 states, and Chase Bank USA, National Association, a national banking association that is its credit card–issuing bank. JPMorgan’s principal non-bank subsidiary is J.P. Morgan Securities Inc., its United States investment banking firm. JPMorgan’s activities are organized into wholesale and consumer businesses and further organized into six business segments. Its wholesale businesses comprise the Investment Bank, Commercial Banking, Treasury & Securities Services and Asset Management segments. The consumer businesses comprise the Retail Financial Services and Card Services segment. The Investment Bank segment’s clients are corporations, financial institutions, governments and institutional investors. The Commercial Banking segment serves nearly 25,000 clients nationally, including corporations, municipalities, financial institutions and not-for-profit entities. The Treasury & Securities Services segment is engaged in providing transaction, investment and information services. The Asset Management segment offers investment and wealth management services to institutions, retail investors and high-net-worth individuals. The Retail Financial Services segment serves consumers and businesses through personal service at bank branches and through automated teller machines, online banking and telephone banking, as well as through auto dealerships and school financial-aid offices. The Card Services segment is a credit card issuer and has more than 145 million credit cards in circulation and over $163 billion in managed loans. Information filed by JPMorgan with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-05805, or its CIK Code: 0000019617. JPMorgan’s website is http://www.jpmorganchase.com. JPMorgan’s common stock is listed on the New York Stock Exchange under the ticker symbol “JPM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for JPMorgan’s common stock, based on daily closing prices on the primary exchange for JPMorgan, as reported by Bloomberg. JPMorgan’s closing price on November 1, 2010 was $37.42. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$42.11	$38.05	$41.64
4/3/2006	6/30/2006	$46.65	$39.95	$42.00
7/3/2006	9/29/2006	$47.22	$40.71	$46.96
10/2/2006	12/29/2006	$48.95	$46.01	$48.30
1/3/2007	3/30/2007	$51.65	$46.70	$48.38
4/2/2007	6/29/2007	$53.20	$48.24	$48.45
7/2/2007	9/28/2007	$50.05	$43.00	$45.82
10/1/2007	12/31/2007	$47.58	$40.46	$43.65
1/2/2008	3/31/2008	$48.25	$36.48	$42.95
4/1/2008	6/30/2008	$49.25	$34.31	$34.31
7/1/2008	9/30/2008	$48.24	$31.02	$46.70
10/1/2008	12/31/2008	$49.85	$22.72	$31.53
1/2/2009	3/31/2009	$31.35	$15.90	$26.58
4/1/2009	6/30/2009	$38.94	$27.25	$34.11
7/1/2009	9/30/2009	$46.47	$32.27	$43.82
10/1/2009	12/31/2009	$47.16	$40.27	$41.67
1/4/2010	3/31/2010	$45.02	$37.70	$44.75
4/1/2010	6/30/2010	$47.81	$36.61	$36.61
7/1/2010	9/30/2010	$41.64	$35.63	$38.07
10/1/2010*	11/1/2010*	$40.42	$37.07	$37.42
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of JPMorgan’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $29.94, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

MetLife, Inc.

According to publicly available information, MetLife, Inc. (“MetLife”) is a provider of insurance, employee benefits and financial services, with operations throughout the United States and the regions of Latin America, Asia Pacific and Europe, Middle East and India. MetLife provides a variety of insurance and financial services products, including life, dental, disability and long-term care insurance, various annuity products, and auto and home insurance. Within the United States, it also provides a range of savings and mortgage banking products. MetLife’s segments include Insurance Products (group life, individual life and non-medical health insurance products), Retirement Products (individual and institutional annuity products), Corporate Benefit Funding (pension closeouts, structured settlements and other benefit funding solutions), Auto and Home segment, International, as well as Banking, Corporate and Other. Information filed by MetLife with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15787, or its CIK Code: 0001099219. MetLife’s website is http://www.metlife.com. MetLife’s common stock is listed on the New York Stock Exchange under the ticker symbol “MET.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for MetLife’s common stock, based on daily closing prices on the primary exchange for MetLife, as reported by Bloomberg. MetLife’s closing price on November 1, 2010 was $39.96. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$51.98	$48.14	$48.37
4/3/2006	6/30/2006	$53.19	$48.44	$51.21
7/3/2006	9/29/2006	$57.23	$49.65	$56.68
10/2/2006	12/29/2006	$59.83	$56.23	$59.01
1/3/2007	3/30/2007	$65.92	$59.10	$63.15
4/2/2007	6/29/2007	$69.04	$63.29	$64.48
7/2/2007	9/28/2007	$69.92	$59.62	$69.73
10/1/2007	12/31/2007	$70.87	$60.46	$61.62
1/2/2008	3/31/2008	$61.47	$54.62	$60.26
4/1/2008	6/30/2008	$62.88	$52.77	$52.77
7/1/2008	9/30/2008	$63.00	$43.75	$56.00
10/1/2008	12/31/2008	$48.15	$16.48	$34.86
1/2/2009	3/31/2009	$35.97	$12.10	$22.77
4/1/2009	6/30/2009	$35.50	$23.43	$30.01
7/1/2009	9/30/2009	$40.83	$26.90	$38.07
10/1/2009	12/31/2009	$38.35	$33.22	$35.35
1/4/2010	3/31/2010	$43.34	$33.64	$43.34
4/1/2010	6/30/2010	$47.10	$37.76	$37.76
7/1/2010	9/30/2010	$42.73	$36.49	$38.45
10/1/2010*	11/1/2010*	$40.51	$38.84	$39.96
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of MetLife’s common stock from April 5, 2000 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $29.97, which is equal to 75% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Microsoft Corporation

According to publicly available information, Microsoft Corporation (“Miscrosoft”) is engaged in developing, manufacturing, licensing, and supporting a range of software products and services for different types of computing devices. It has five business segments: Client, Server and Tools, Online Services Business, Microsoft Business Division, and Entertainment and Devices Division. The software products and services include operating systems for servers, personal computers and intelligent devices; server applications for distributed computing environments; information worker productivity applications; business solutions applications; computing applications; software development tools; and video games. Microsoft provides consulting and product and solution support services, and trains and certifies computer system integrators and developers. It also designs and sells hardware, including the Xbox 360 video game console, the Zune digital music and entertainment device and peripherals. In December 2009, Microsoft acquired Opalis Software Inc. Information filed by Microsoft with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. Microsoft’s website is http://www.microsoft.com. Microsoft’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “MSFT.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Microsoft’s common stock, based on daily closing prices on the primary exchange for Microsoft, as reported by Bloomberg. Microsoft’s closing price on November 1, 2010 was $26.95. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$28.15	$26.28	$27.21
4/3/2006	6/30/2006	$27.74	$21.51	$23.30
7/3/2006	9/29/2006	$27.45	$22.25	$27.33
10/2/2006	12/29/2006	$30.19	$27.34	$29.86
1/3/2007	3/30/2007	$31.21	$26.72	$27.87
4/2/2007	6/29/2007	$31.11	$27.74	$29.47
7/2/2007	9/28/2007	$31.51	$27.81	$29.46
10/1/2007	12/31/2007	$37.06	$29.47	$35.60
1/2/2008	3/31/2008	$35.37	$26.99	$28.38
4/1/2008	6/30/2008	$31.65	$27.12	$27.51
7/1/2008	9/30/2008	$28.13	$24.57	$26.69
10/1/2008	12/31/2008	$26.48	$17.53	$19.44
1/2/2009	3/31/2009	$20.76	$15.15	$18.37
4/1/2009	6/30/2009	$24.07	$18.61	$23.77
7/1/2009	9/30/2009	$25.94	$22.39	$25.89
10/1/2009	12/31/2009	$31.37	$24.64	$30.49
1/4/2010	3/31/2010	$31.10	$27.72	$29.27
4/1/2010	6/30/2010	$31.39	$23.01	$23.01
7/1/2010	9/30/2010	$26.33	$23.16	$24.49
10/1/2010*	11/1/2010*	$26.95	$23.91	$26.95
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of Microsoft’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $21.56, which is equal to 80% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

United States Steel Corporation

According to publicly available information, United States Steel Corporation (“U.S. Steel”) is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated producer uses iron ore and coke as primary raw materials for steel production. U.S. Steel has three reportable operating segments: Flat-rolled Products, U.S. Steel Europe and Tubular Products. The Flat-rolled segment includes the results of U. S. Steel’s North American integrated steel mills and equity investees involved in the production of slabs, rounds, strip mill plates, sheets and tin mill products, as well as all iron ore and coke production facilities in the United States and Canada. The U.S. Steel Europe segment includes the results of U. S. Steel Kosice, U. S. Steel’s integrated steel mill and coke production facilities in Slovakia; U. S. Steel Serbia, U. S. Steel’s integrated steel mill and other facilities in Serbia, and equity investees located in Europe. The Tubular segment includes the operating results of the Company’s tubular production facilities, primarily in the United States, and equity investees in the United States and Brazil. U.S. Steel has annual raw steel production capability of 31.7 million net tons (24.3 million tons in North America and 7.4 million tons in Europe). U.S. Steel is also engaged in other business activities, most of which are related to steelmaking operations, including the production of coke and iron ore pellets, and transportation services (railroad and barge operations), real estate operations and engineering consulting services. Information filed by U.S. Steel with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-16811, or its CIK Code: 0001163302. U.S. Steel’s website is http://www.ussteel.com. U.S. Steel’s common stock is listed on the New York Stock Exchange under the ticker symbol “X.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for U.S. Steel’s common stock, based on daily closing prices on the primary exchange for U.S. Steel, as reported by Bloomberg. U.S. Steel’s closing price on November 1, 2010 was $43.29. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$63.22	$49.44	$60.68
4/3/2006	6/30/2006	$76.60	$56.99	$70.12
7/3/2006	9/29/2006	$70.20	$54.99	$57.68
10/2/2006	12/29/2006	$78.75	$55.06	$73.14
1/3/2007	3/30/2007	$101.22	$69.72	$99.17
4/2/2007	6/29/2007	$125.05	$100.85	$108.75
7/2/2007	9/28/2007	$116.10	$80.42	$105.94
10/1/2007	12/31/2007	$120.91	$86.42	$120.91
1/2/2008	3/31/2008	$126.87	$95.82	$126.87
4/1/2008	6/30/2008	$191.96	$132.64	$184.78
7/1/2008	9/30/2008	$175.35	$72.33	$77.61
10/1/2008	12/31/2008	$70.95	$20.97	$37.20
1/2/2009	3/31/2009	$40.14	$16.88	$21.13
4/1/2009	6/30/2009	$41.83	$22.62	$35.74
7/1/2009	9/30/2009	$50.24	$30.50	$44.37
10/1/2009	12/31/2009	$56.86	$34.48	$55.12
1/4/2010	3/31/2010	$65.44	$44.07	$63.52
4/1/2010	6/30/2010	$69.71	$38.55	$38.55
7/1/2010	9/30/2010	$49.59	$37.66	$43.84
10/1/2010*	11/1/2010*	$45.92	$40.25	$43.29
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through November 1, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the month end performance of U.S. Steel’s common stock from January 29, 1999 through November 1, 2010, based on information from Bloomberg. The dotted line represents the trigger price of $30.30, which is equal to 70% of the closing price on November 1, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” on page PS-38 of the YONCP product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon per Annum” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value × Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price – Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received × Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price – Aggregate Option Premium Received) × Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale × (Debt Component per Annum/Coupon per Annum) × Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss (if the Notes are held one year or less prior to sale, exchange or retirement) or long-term capital gain or loss (if the Notes are held more than one year prior to sale, exchange or retirement) in respect of the debt portion of the Notes equal to:
♦	(Debt Sale Amount – Initial Price) × Quantity Sold;

and short-term capital gain or loss (regardless of holding period) in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale × (Put Option Component per Annum/Coupon per Annum))) × Quantity Sold; plus
♦	Aggregate Coupons Received × (Put Option Component per Annum/Coupon per Annum) × Quantity Sold.